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                                                                   EXHIBIT 12(A)

                            THE SEAGRAM COMPANY LTD.
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (MILLIONS)


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
                                                                   FIVE-MONTH
                                             FISCAL      FISCAL    TRANSITION
                                              YEAR        YEAR       PERIOD      FISCAL YEARS ENDED
                                              ENDED      ENDED       ENDED           JANUARY 31,
                                            JUNE 30,    JUNE 30,    JUNE 30,    ---------------------
               DESCRIPTION                    1998        1997        1996      1996    1995    1994
               -----------                  ---------   --------   ----------   -----   -----   -----
Income (loss) from continuing operations,
  before tax..............................   $1,611      $  726      $  (6)     $ 240   $ 297   $ 347
ADD (DEDUCT):
Equity in net earnings of 50% owned
  affiliates..............................       22          67         35         36       4       6
Dividends from less than 50% owned
  affiliates..............................       10          12          9          4      --      --
Fixed charges.............................      424         392        181        420     432     374
Interest capitalized, net of
  amortization............................       (2)         (2)        (4)        (2)     (1)     --
                                             ------      ------      -----      -----   -----   -----
EARNINGS AVAILABLE FOR FIXED CHARGES......   $2,065      $1,195      $ 215      $ 698   $ 732   $ 727
                                             ======      ======      =====      =====   =====   =====

FIXED CHARGES:
Interest expense..........................   $  357      $  326      $ 151      $ 378   $ 408   $ 351
Proportionate share of 50% owned companies
  fixed charges...........................       18          16          8          6      --      --
Portion of rent expense deemed to
  represent interest factor...............       49          50         22         36      24      23
                                             ------      ------      -----      -----   -----   -----
FIXED CHARGES.............................   $  424      $  392      $ 181      $ 420   $ 432   $ 374
                                             ======      ======      =====      =====   =====   =====

RATIO OF EARNINGS TO FIXED CHARGES........     4.87        3.05       1.19       1.66    1.69    1.94
                                             ------      ------      -----      -----   -----   -----
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